EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

China Sun Group High-Tech Co. Reports Record Financial Results for the Quarter Ended November 30, 2007
--Revenue Increased 208% to $5.4 Million--
--Net Income Increased 994% to $497,255--

LIAONING PROVINCE, China: January 15, 2008: China Sun Group High-Tech Co. (OTCBB: CSGH) (“China Sun Group”), which through its majority-owned subsidiary Da Lian Xin Yang High-Tech Development Co. Ltd ("DLX") has the second largest cobalt series production capacity in the People’s Republic of China (PRC), announced its financial results for the second quarter of fiscal 2008. Full details for the three-month period ended November 30, 2007 are available on its Quarterly Report on Form 10-QSB filed at http://www.sec.gov.

Q2 Highlights

-- Revenue increased 208% from last year to a record $5.4 million.

-- GAAP Net income increased 994% from last year to a record $497,255.

-- Basic and diluted earnings per share were $0.01, an increase of 100% over last year.

Bin Wang, Chief Executive Officer of China Sun Group, said, “We are very pleased to report strong year-over-year growth in our second quarter of fiscal 2008. Our record sales are attributed to increasing sales to new and existing customers by providing technologically advanced, high-quality products and scalable production capacity to meet pent-up global demand. Our international sales are likely to continue as a greater number of Original Equipment Manufacturers and other suppliers seek the cost benefits and flexible production schedules related to importing battery components from the PRC.”

“Based on the progress we have made to date, we are on track to more than doubling our annual revenue at the end of fiscal 2008 compared to fiscal 2007, with continued improvements to profitability,” concluded Wang.

Financial Results

Net revenue for the three months ended November 30, 2007 was $5,357,190, an increase of 208%, from net revenue of $1,739,287 for the comparable period in 2006. This gain in revenue was attributed to increased customer demand and sales.

Gross profit for the three months ended November 30, 2007 was $1,809,120, an increase of 233% from $543,206 for the comparable period in 2006. The increase in gross profit was primarily due to revenue generated by increased customer demand and production, and consequently increased sales.

General and administrative expenses for the three months ended November 30, 2007 were $518,765, an increase of 54% from $337,023 for the comparable period in 2006.  The increase was primarily attributable to the hiring of additional personnel and the costs in setting up an administrative office in the United States.

Income from operations for the three months ended November 30, 2007 was $1,133,885, an increase of 1,069% compared to $96,938 for the comparable period in 2006. The increase resulted primarily from the increase in revenue.

Net income for the three months ended November 30, 2007 were $497,255, or $0.01 per share, an increase of 994% as compared to $45,464 for the comparable period in 2006.

The foreign currency translation gain for the three months ended November 30, 2007 was $381,624.

Key Developments

During the second quarter of fiscal 2008, China Sun Group continued to serve its customers in the PRC and capture new customers in international markets such as Light-Future Co. Ltd. in South Korea. The Company continues to pursue new market expansion into East Asia, Southeast Asia, Europe and the United States, where demand for lithium ion battery components to power mobile devices and consumer electronics exceed their supply.

Concurrent with increasing production and sales in the PRC, the Company remained committed to innovating its products. It hired two new research and development engineers, a graduate researcher and six chemistry graduates at its electro-chemical testing center to shore up its research and development team.

China Sun Group also completed the preliminary trial phase of its tri-component anode product, which, when commercialized, will provide greater safety and discharge at a stronger electrical current for use in heavier capacity equipment and vehicles. In addition, China Sun Group improved the quality of its production lines by adding advanced technology that provided amalgamation capabilities

Since acquiring the prospecting and mining rights to a cobalt mine in Congo, China Sun Group has made plans to construct a processing plant in the Congo beginning in the third quarter of the fiscal 2008. Direct access to sourcing the raw material, cobalt ore, from the mine will help China Sun Group avoid export limitations imposed by the Congo, reduce freight expenses, and support a stable supply of cobalt ore for production of finished products, which will include lithium ion batteries.

About China Sun Group

China Sun Group High-Tech Co., (“China Sun Group”) produces anode materials used in lithium ion batteries. Through its majority-owned operating subsidiary, Da Lian Xin Yang High-Tech Development Co. Ltd ("DLX"), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in the People’s Republic of China. Through its research and development division, DLX owns a proprietary series of nanometer technologies that supply state-of-the- art components for advanced lithium ion batteries. Leveraging its state-of-the-art technology, high-quality product line and scalable production capacity, the Company plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn/English/Aboutus.asp.

Safe Harbor Statement

The statements contained herein that are not historical facts are considered "forward-looking statements.” Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

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